Exhibit 99.1

MAP Pharmaceuticals Announces Phase 3 Study of Unit Dose Budesonide in

Children with Asthma Did Not Meet Primary Endpoints

—Conference Call at 5:30 p.m. ET Today —

Mountain View, CA, February 23, 2009 – MAP Pharmaceuticals, Inc. (NASDAQ: MAPP) announced today that its initial Phase 3 clinical trial of Unit Dose Budesonide (UDB) for the potential treatment of children with asthma. The Company announced that the clinical trial did not meet its co-primary endpoints, asthma control as assessed by changes from baseline in nighttime and daytime composite symptom scores, in either of the doses evaluated, when compared with placebo. Median nebulization times were less than four minutes for both doses in the study. Initial review of the data has not identified any serious adverse events attributed to study drug. Patients continue to be treated in a 52-week safety study to collect long-term safety data on the two doses under investigation.

“Based on our initial review of these data, both the placebo and study groups experienced improvements in asthma symptoms, but the differences were not statistically significant. We observed a higher than expected response in the placebo group, starting as early as one week after randomization and continuing throughout the 12 week treatment period,” said Timothy S. Nelson, Chief Executive Officer of MAP Pharmaceuticals. “We and our partner, AstraZeneca, are conducting further analyses of these data to determine appropriate next steps going forward for the program. The Company remains dedicated to developing therapies for children suffering with asthma.”

About the AstraZeneca Collaboration

MAP Pharmaceuticals and AstraZeneca have a collaboration agreement to develop and commercialize UDB in the United States, and AstraZeneca has rights to develop and commercialize UDB outside of the United States.

About the Study

In this randomized, double-blind, placebo-controlled study, 360 steroid naïve children with asthma, 12-months to eight years of age, were randomized to receive 0.25mg UDB, 0.135mg UDB or placebo twice a day over a 12-week period. The co-primary endpoints evaluated asthma control as assessed by changes from baseline as compared to placebo in nighttime composite symptom scores, and daytime composite symptom scores, both comprised of cough, wheeze and shortness of breath.

Conference Call Details

MAP Pharmaceuticals management will host a conference call at 5:30 p.m. ET today to discuss these results.

You may join the call via telephone at 888-631-5931 (domestic) or 913-312-4375 (international). Access to the live webcast will be available via the Investor Relations section of the Company’s Website at www.mappharma.com. A replay will also be available within 24 hours for at least seven days following the conference call.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for children and adults suffering from chronic conditions that are not adequately treated by currently available medicines. The company has two product candidates in Phase 3 clinical development. Unit Dose Budesonide is being developed in collaboration with AstraZeneca for the potential treatment of asthma in children, and MAP0004 is being developed for the potential treatment of migraine. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk, by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacturing and marketing of meaningful prescription medicines and supplier for healthcare services. AstraZeneca is one of the world’s leading pharmaceutical companies with healthcare sales of US$ 31.6 billion and is a leader in gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infectious disease medicines. For more information about AstraZeneca, please visit: www.astrazeneca.com

Forward-Looking Statements [Legal to update once main text is agreed upon]

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the clinical development of UDB and the collaboration between MAP Pharmaceuticals and AstraZeneca. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, the conduct and timing of clinical trials, risks and uncertainties relating to the failure to achieve favorable outcomes or to have UDB approved for commercial use by the U.S. Food and Drug Administration; and the risk that AstraZeneca may not continue its collaboration with MAP Pharmaceuticals. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2008, and available at http://edgar.sec.gov.

Contacts

Christopher Y. Chai

CFO, MAP Pharmaceuticals

650-386-3107

Nicole Foderaro

Invigorate

415-215-5643

nfoderaro@invigoratepr.com